Sunbelt Rentals Announces Fiscal Third Quarter 2026 Results

March 12, 2026
7:00 a.m. ET

Fort Mill, SC.--(BUSINESS WIRE)-- Sunbelt Rentals Holdings, Inc. (NYSE: SUNB) (“the company”), a leader in the equipment rental industry, today announced financial results for the fiscal third quarter of 2026 ended January 31, 2026. Following the successful transition of the company’s primary listing to the New York Stock Exchange on March 2, 2026, the company has transitioned to U.S. Generally Accepted Accounting Principles (“GAAP”) reporting.

Fiscal Third Quarter 2026 Highlights

•Total revenue of $2,637 million with rental revenue growth of 2.6%
•Operating income of $492 million and operating income margin of 18.7%
•Net income of $290 million and earnings per share of $0.69
•Adjusted earnings per share of $0.78
•Adjusted EBITDA of $1,082 million and adjusted EBITDA margin of 41.0%

Fiscal Year-to-date 2026 Highlights

•Net income of $1,099 million and earnings per share of $2.60
•Adjusted earnings per share of $2.98
•Adjusted EBITDA of $3,610 million and adjusted EBITDA margin of 43.0%
•Cash flow from operations of $2,834 million and free cash flow of $1,428 million
•Total returns to shareholders of $1,354 million including $1,047 million of share buybacks and $307 million through dividends
•Narrowing and increasing midpoint of full-year fiscal 2026 outlook for rental revenue growth from 0% - 4% to 2% - 3%

Note: Adjusted operating profit, adjusted operating profit margin, adjusted pre-tax profit, adjusted earnings per share, adjusted EBITDA, adjusted EBITDA margin, net debt, adjusted net assets, adjusted average net assets, return on investment, net leverage, and free cash flow are non-GAAP financial measures. Reconciliations of all non-GAAP financial measures to the most directly comparable GAAP financial measure are included at the end of this release.

“I want to recognize our team for another quarter of strong execution and their unwavering obsession with safety, and delivering best-in-class solutions for our customers,” said Brendan Horgan, Chief Executive Officer of Sunbelt Rentals. “Rental revenue in the quarter grew 2.6% over last year, marking a sequential improvement over the 1.2% pace experienced in Q2, and adjusted EBITDA was a healthy $1.1 billion. We invested $1.9 billion in rental fleet capex, greenfield expansion, and ten bolt-on acquisitions fiscal year to date and generated a record $1.4 billion free cash flow while returning $1.05 billion to shareholders through share buybacks and another $307 million through dividends.”

“The growth and resilience demonstrated in the quarter was achieved in mixed end markets, with ongoing strength in mega projects and large strategic customer share gains as well as the vast non-construction markets. Local non-residential construction continues to be in a moderate state, although our internal leading indicators continued to trend positive in the quarter further supported by the Dodge Momentum Index.”

“These trends enable us to confidently increase the midpoint of our rental revenue growth range and modestly increase our capital expenditures outlook. This incremental capex will fuel continued growth in our specialty segments, recent mega project wins, and advanced fleet replacement to provide maximum optionality to balance replacement investments while taking advantage of strengthening trends. I am also pleased to confirm the completion of our prior $1.5 billion share buyback program in February, and the commencement of our newly authorized $1.5 billion share buyback program on March 2. We look forward to giving an update on our Sunbelt 4.0 growth strategy and value creation framework at our Investor Day on March 26.”

Fiscal Third Quarter 2026 Results

Total revenue increased 2.7% to $2,637 million compared to $2,567 million in the prior-year period, driven by rental revenue increasing 2.6% to $2,443 million compared, to $2,381 million in the prior-year period. The company estimates that rental revenue would have increased by approximately 4% excluding the reduction in rental revenue resulting from lower hurricane activity compared to the prior year. The increase in the quarter was fueled by strengthening momentum in mega project activity, which counteracted ongoing moderation in local non-residential construction markets.

Operating income was $492 million compared to $532 million in the prior-year period, and operating income margin was 18.7%, compared to 20.7% in the prior-year period. Adjusted operating profit was $539 million, compared to $574 million in the prior-year period, and adjusted operating profit margin was 20.4%, compared to 22.4% in the prior-year period.

Income before provision for income taxes was $394 million compared to $430 million in the prior-year period and reflects non-recurring costs of $12 million associated with the move of the company’s primary listing to the United States and the operational restructuring of the UK business. Adjusted pre-tax profit was $441 million compared, to $467 million in the prior-year period.

Net income was $290 million compared to $325 million in the prior-year period, and earnings per share was $0.69, compared to $0.74 in the prior-year period. Adjusted earnings per share was $0.78, compared to $0.81 in the prior-year period, reflecting the benefit from the ongoing share buyback program.

Adjusted EBITDA was $1,082 million compared to $1,117 million in the prior-year period, and adjusted EBITDA margin was 41.0%, compared to 43.5% in the prior-year period. Consistent with prior quarters this year, the reduction in adjusted EBITDA margin compared to the prior-year period is primarily due to a combination of higher ancillary revenues, higher internal repair and fleet repositioning costs, and investments to support growth.

Return on investment of 14% was relatively consistent compared to the prior-year period of 15%. The reduction is primarily due to lower adjusted operating profit combined with rental fleet inflation.

North America General Tool segment rental revenue of $1,410 million increased 1.6% compared to the prior-year period driven by volume growth. Dollar Utilization of 47% was relatively consistent with the prior-year period of 48%.

North America General Tool segment adjusted operating profit was $414 million compared to $451 million in the prior-year period, and adjusted operating profit margin was 27.1%, compared to 29.9% in the prior-year period. Segment adjusted EBITDA was $767 million, compared to $800 million in the prior-year period, and segment adjusted EBITDA margin was 50.3%, compared to 53.1% in the prior-year period. The margin performance primarily reflects higher costs associated with internal repairs and repositioning of rental fleet to drive utilization improvements.
North America Specialty segment rental revenue of $851 million increased 4.4% compared to the prior-year period, driven by volume improvement. The company estimates that rental revenue would have increased by approximately 7% excluding the reduction in rental revenue resulting from lower hurricane activity compared to the prior year. Dollar Utilization of 74% was relatively consistent to the prior-year period of 73%.

North America Specialty segment adjusted operating profit was $271 million compared to $269 million in the prior-year period, and adjusted operating profit margin was 30.2% compared to 31.5% in the prior-year period. Segment adjusted EBITDA was $407 million compared to $408 million in the prior-year period, and segment adjusted EBITDA margin was 45.4% compared to 47.8% in the prior-year period. The margin performance primarily reflects higher costs associated with internal repairs, repositioning of rental fleet to drive utilization improvements, and lapping strong hurricane-related activity in the prior year.

UK segment rental revenue of $182 million increased 2.2% compared to the prior-year period. Rental revenue growth has benefited from favorable foreign exchange movements, with rental revenue in local currency 4% lower than the prior year. Dollar Utilization of 52% was relatively consistent with the prior-year period of 53%.

UK segment adjusted operating profit was $7 million compared to $10 million in the prior-year period, and adjusted operating profit margin was 3.3% compared to 4.8% in the prior-year period. Segment adjusted EBITDA was $49 million compared to $53 million in the prior-year period, and segment adjusted EBITDA margin was 22.9% compared to 25.6% in the prior-year period. The company’s focus remains on delivering improved operational efficiency and long-term, sustainable returns in the business, while rental rate achievement remains an area of focus.

Balance Sheet and Cash Flow Highlights

Long-term debt at January 31, 2026 was $7,095 million and the debt to income ratio was 5.4x. Net debt at January 31, 2026, was $7,605 million and net leverage was 1.6x. Availability under the senior secured debt facility was $3,468 million, with an additional $6,512 million of suppressed availability –

substantially above the $475 million level at which the company’s entire debt package is covenant-free. The company’s debt facilities are committed for an average of five years at a weighted average cost of approximately 5%.

Capital expenditures year-to-date was $1,783 million gross and $1,470 million net of disposal proceeds. The company’s original cost of rental equipment on January 31, 2026, was $19,152 million, and its average fleet age was 51 months on an original cost basis. Year-to-date, the company invested $162 million, including acquired borrowings on ten bolt-on acquisitions continuing to both expand its footprint and diversify its end markets.

Year-to-date, cash flow from operations was $2,834 million, and after capital expenditures, free cash flow was $1,428 million. In December 2024, the company launched a share buyback program of up to $1.5 billion over 18 months, which completed on February 24, 2026. The company commenced a new share buyback program of $1.5 billion which began on March 2, 2026 and coincided with the move of the primary listing to the New York Stock Exchange.

The company’s current policy is to provide a progressive dividend, which considers both profitability and cash generation, and results in a dividend that is sustainable across the cycle. This resulted in the company’s Board of Directors increasing the interim dividend to $0.375 per share that was paid on February 6, 2026, to shareholders of record on January 9, 2026. The company plans to transition to a quarterly dividend in fiscal 2027.

Full-Year Fiscal 2026 Outlook

The company today announced revised guidance for its full-year fiscal 2026 outlook, including rental revenue growth, gross capital expenditures, and free cash flow.

Rental revenue growth expectations have been updated, with the prior range of 0% to 4% narrowed to 2% to 3%. This reflects current momentum, visibility, and ongoing stability in market conditions including strong performance in mega projects and encouraging leading-indicators across local non-residential construction markets.

The company is raising its gross capital expenditures outlook from $1.8 billion to $2.2 billion to a new range of $2.2 billion to $2.3 billion. This increase reflects expected landings late in the fourth quarter to support recent mega project wins and advanced equipment rental replacement capital expenditures anticipated in the spring of 2026.

As a result of these planned investments, the company now projects free cash flow of approximately $2 billion. Importantly, this free cash flow outlook is now provided in accordance with GAAP, rather than IFRS.

Conference Call Information

Brendan Horgan and Alex Pease will hold a conference call today to discuss the results and outlook at 8:30am ET (12:30pm GMT). The call will be webcast live via the company’s investor relations website at ir.sunbeltrentals.com and a replay will be available via the website shortly after the call concludes. A copy of this announcement and the slide presentation to be used for the call are available on the company’s investor relations website.

About Sunbelt Rentals Holdings, Inc.

Sunbelt Rentals Holdings, Inc. operating primarily as Sunbelt Rentals, is a leading global provider of rental equipment and services based in Fort Mill, South Carolina. Our passionate, customer-centric team of 24,000 employees combines execution-focused resolve with Sunbelt Rentals’ innovative array of rental solutions across a vast network of nearly 1,600 locations and with a fleet of assets exceeding $19 billion. Sunbelt Rentals is committed to delivering unrivaled quality and support for its customers across an increasingly diverse array of industries, project types and end markets, including construction, live events, maintenance and countless emerging applications ranging from small-scale developments to mega projects.

Investor Contact
Kevin Powers, Senior Vice President, Investor Relations
kevin.powers@sunbeltrentals.com

Media Contact
H/Advisors Abernathy,
Abigail Ruck / Mallory Griffin
abigail.ruck@h-advisors.global / mallory.griffin@h-advisors.global
(212) 371-5999

Non-GAAP Financial Measures
Key Performance Indicators (“KPIs”)
We use the KPIs “dollar utilization” and “fleet on rent,” to evaluate our business, measure our performance, identify trends and make business decisions. These measures are not directly comparable to, and should not be considered a substitute for, financial information presented in accordance with GAAP, and may differ from similarly titled metrics or measures presented by other companies.
Dollar Utilization
We consider “dollar utilization” to be a KPI on a segment basis. Dollar utilization reflects the ratio of rental revenue earned from equipment compared with the original cost of equipment and is calculated as revenue from equipment rentals in each month during the preceding twelve-month period divided by average fleet at original (or “first”) cost measured during such period, in each case on a segment basis. Dollar utilization is influenced by various factors, including the average original equipment cost of our rental fleet, the level of physical utilization of our rental fleet, customer rental rates, ancillary rental revenues, inflation, as well as customer and product mix.
Definitions of Non-GAAP Financial Measures

Adjusted Operating Profit and Adjusted Operating Profit Margin

We use the non-GAAP measures “adjusted operating profit” and “adjusted operating profit margin” to evaluate the underlying profitability of our core operations. The composition of these measures is not addressed or prescribed by GAAP. We define adjusted operating profit as operating income after other expense, net, and before amortization of acquired intangibles, stock-based compensation expense, net, and restructuring costs, which in the fiscal year ended April 30, 2025 relate to costs associated with the Redomiciliation and U.S. Listing and in the three and nine months ended January 31, 2026 relate to costs associated with the Redomiciliation and U.S. Listing and the operational restructure of the United Kingdom segment. Adjusted operating profit margin is defined as adjusted operating profit divided by total revenues.
Management believes that adjusted operating profit and adjusted operating profit margin provide useful information to management and investors about the Group’s underlying profitability without regard to non-core items that may not be indicative of our main business activities, thus allowing for a more meaningful comparison between our core performance over different periods of time, as well as with those of other similar companies.
Adjusted Pre-tax Profit
We use the non-GAAP measure “adjusted pre-tax profit” to evaluate the underlying profitability of our core operations. The composition of adjusted pre-tax profit is not addressed or prescribed by GAAP. We define adjusted pre-tax profit as net income before provision for income taxes, amortization of acquired intangibles, stock based compensation expense, net and restructuring costs, which in the three and nine months ended January 31, 2025 relate to costs associated with the Redomiciliation and U.S. Listing and in the three and nine months ended January 31, 2026 relate to costs associated with the Redomiciliation and U.S. Listing and the operational restructure of the United Kingdom segment. Adjusted pre-tax profit represents adjusted operating profit after interest expense, net.
Management believes that adjusted pre-tax profit provides useful information to management and investors about the Group’s underlying profitability without regard to non-core items that may not be indicative of our main business activities, thus allowing for a more meaningful comparison between our core performance over different periods of time, as well as with those of other similar companies.
EBITDA, EBITDA Margin, Adjusted EBITDA, and Adjusted EBITDA margin
We use the non-GAAP measures “EBITDA,” ”EBITDA margin,” “adjusted EBITDA,” and “adjusted EBITDA margin” to evaluate our overall financial performance. The composition of these measures is not addressed or prescribed by GAAP. We define EBITDA as net income before provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA before stock based compensation expense, net and restructuring costs, which in the fiscal year ended April 30, 2025 relate to costs associated with the Redomiciliation and U.S. Listing and in the three and nine months ended January 31, 2026 relate to costs associated with the Redomiciliation and U.S. Listing and the operational restructure of the United Kingdom segment. These items are excluded from adjusted EBITDA to allow investors to make a more meaningful comparison between our core performance over different periods of time, as well as with those of similar companies. EBITDA margin is defined as EBITDA divided by total revenues. Adjusted EBITDA margin is defined as adjusted EBITDA divided by total revenues.
Management believes that EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin, when viewed with the company’s results under GAAP and the accompanying reconciliations, provide useful information about our operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

Adjusted Earnings per Share (“Adjusted EPS”)
We use the non-GAAP measure “adjusted EPS” to evaluate the underlying profitability of our core operations. The composition of adjusted EPS is not addressed or prescribed by GAAP. We define adjusted EPS as earnings per share (basic) before amortization of acquired intangibles, stock based compensation expense, net and restructuring costs, which in the three and nine months year ended January 31, 2026 relate to costs associated with the Redomiciliation and U.S. Listing and the operational restructure of the United Kingdom segment and in the three and nine months ended January 31, 2025 relate to costs associated with the Redomiciliation and U.S. Listing, in each case less taxation on adjusting items.
Management believes that adjusted EPS provides useful information to management and investors about the Group’s underlying profitability without regard to non-core items that may not be indicative of our main business activities, thus allowing for a more meaningful comparison between our core performance over different periods of time, as well as with those of similar companies.
Adjusted Net Assets, Adjusted Average Net Assets, and Return on Investment
We use the non-GAAP measures “adjusted net assets,” “adjusted average net assets,” and “return on investment” to provide a measure of how effectively we allocate capital to profitable investments. The composition of these measures is not addressed or prescribed by GAAP. We define adjusted net assets as net assets excluding net debt and tax. Adjusted average net assets is defined as adjusted net assets as of each month-end of the preceding thirteen months divided by thirteen. Return on investment is defined as adjusted operating profit generated during the preceding twelve-month period divided by adjusted average net assets.
Management believes that a measure of return on investment is widely used by investors. By using adjusted operating profit as the profit component, adjusted return on investment focuses on returns from our actual operating assets and profits generated from our main business activities, which management believes allows for a more meaningful comparison of our operating efficiency between different periods of time, as well as with those of similar companies. Management further uses adjusted return on investment when reviewing operating performance to help inform capital allocation decisions within the business. It also represents one of the metrics used in our executive compensation program.
Free Cash Flow
We use the non-GAAP measures “free cash flow” to reflect the cash retained by the Group prior to discretionary expenditure on acquisitions and returns to shareholders. The composition of these measures is not addressed or prescribed by GAAP. We define free cash flow as net cash provided by operating activities less net expenditure on rental and non-rental equipment (comprising payments for purchases of equipment less disposal proceeds received in relation to sales of equipment).
Management believes that free cash flow provides useful information to management and investors as an additional liquidity measure because it measures the amount of cash available, after net expenditures on rental and non-rental equipment, for activities such as making discretionary expenditures on acquisitions and providing returns to shareholders.

Net Debt
We use the non-GAAP measure “net debt” to provide an indication of the overall level of our long-term indebtedness. The composition of net debt is not addressed or prescribed by GAAP. We define net debt as total debt less cash balances.
Management believes that net debt is widely used by investors and credit rating agencies and provides useful additional information to management and investors as an indication of the Group’s financial position and ability to meet its financial obligations.
Net Leverage
We use the non-GAAP measure “net leverage” to provide an indication of the strength of the Group’s balance sheet. The composition of net leverage is not addressed or prescribed by GAAP. We define adjusted leverage as net debt divided by adjusted EBITDA generated during the preceding twelve-month period.
Management believes that providing an indication of the strength of the Group’s balance sheet provides useful additional information to management and investors. Management further believes that using adjusted EBITDA as the profit component for adjusted leverage allows for a more meaningful comparison of our financial position between different periods of time, as well as with those of similar companies. Adjusted leverage also forms part of the executive compensation targets of the Group.
Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including the U.S. Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements concerning the conditions of our industry, our operations, our economic performance and our financial condition, including, in particular, statements relating to our business and growth strategy, and the growth and dynamics of the market segments in which we operate. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation: competition from existing and new competitors; the impact of global economic conditions (including inflation, interest rates, supply chain constraints, tariffs, trade wars and sanctions) and geopolitical risks (including risks related to international conflicts) on us, our customers and our suppliers, in the United States and the rest of the world; currency and interest rate fluctuations; seasonality of our business; our ability to attract, hire and retain qualified personnel; our ability to successfully make acquisitions and integrate acquired companies; changes in the rental rates that we can charge for the equipment in our rental fleet or our services; changes in the construction and industrial markets; changes in political, social and economic conditions and local regulations; changes in the attitude of our customers towards renting, as compared with purchasing, equipment; changes in applicable accounting standards or subjective assumptions, estimates and judgments by management related to complex accounting matters; changes in the mix of products offered in our rental fleet, industry capacity or competition; changes in environmental and safety regulations; changes in government spending or government policies; disruptions of established supply channels; the availability, terms and deployment of capital; and costs and availability of energy, and changes in transportation costs.

Further information on the risks that may affect our business is included in filings we make with the U.S. Securities and Exchange Commission from time to time, including our Registration Statement on Form 10 filed on February 13, 2026, and other filings with the SEC. Forward-looking statements made in this press release speak only as of its date, and we undertake no obligation to update them in light of new information or future events, except as required by law.

Sunbelt Rentals Holdings, Inc.
Condensed Consolidated Statement of Income

	Three Months Ended January 31,		Nine Months Ended January 31,
	2026	2025	2026	2025
Revenues:
Equipment rentals	$2,443	$2,381	$7,800	$7,646
Sales of rental equipment	105	107	316	355
Sales of new equipment, merchandise and consumables	89	79	284	261
Total revenues	2,637	2,567	8,400	8,262
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,056	985	3,255	3,064
Depreciation of rental equipment	460	460	1,385	1,362
Cost of rental equipment sales	82	86	273	298
Cost of sales of new equipment, merchandise and consumables	55	46	175	153
Total cost of revenues	1,653	1,577	5,088	4,877
Gross profit	984	990	3,312	3,385
Selling, general and administrative expenses	379	347	1,198	1,077
Non-rental depreciation and amortization	113	111	343	325
Operating income	492	532	1,771	1,983
Interest expense, net	98	107	291	329
Other expense (income), net	—	(5)	(5)	11
Income before provision for income taxes	394	430	1,485	1,643
Provision for income taxes	104	105	386	419
Net income	$290	$325	$1,099	$1,224
Basic earnings per share	0.69	0.74	2.60	2.80
Diluted earnings per share	0.69	0.74	2.59	2.79

Sunbelt Rentals Holdings, Inc.
Condensed Consolidated Balance Sheets

(In millions, except share data)	January 31, 2026	April 30, 2025
ASSETS
Cash and cash equivalents	$39	$21
Accounts receivable, net of allowance for credit losses of $110 and $102, respectively	1,683	1,481
Inventory	159	147
Prepaid expenses and other assets	412	372
Total current assets	2,293	2,021
Rental equipment, net	11,264	11,340
Property and equipment, net	2,067	2,038
Goodwill	3,444	3,348
Other intangible assets, net	365	433
Operating lease right-of-use assets	2,628	2,523
Other long-term assets	252	267
Total non-current assets	20,020	19,949
Total assets	$22,313	$21,970
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short term debt and current maturities of long-term debt	$549	$—
Accounts payable	383	302
Accrued expenses and other liabilities	1,038	991
Operating lease liabilities	282	266
Total current liabilities	2,252	1,559
Long-term debt	7,095	7,500
Deferred taxes	2,402	2,288
Non-current portion of operating lease liabilities	2,541	2,434
Other long-term liabilities	408	390
Total non-current liabilities	12,446	12,612
Total liabilities	14,698	14,171

Stockholders’ equity:
Common stock – £0.10 par value, 451,354,833 and 415,072,800 shares issued and outstanding, respectively, as of January 31, 2026, 451,354,833 and 430,708,216 shares issued and outstanding, respectively, as of April 30, 2025	82	82
Additional paid-in capital	50	46
Retained earnings	9,895	9,103
Treasury stock at cost – 35,926,987 and 20,111,957 shares as of January 31, 2026 and April 30, 2025, respectively	(2,218)	(1,171)
Common stock held by the ESOT – 355,046 and 534,660 shares as of January 31, 2026 and April 30, 2025, respectively	(23)	(35)
Accumulated other comprehensive loss	(171)	(226)
Total stockholders’ equity	7,615	7,799
Total liabilities and stockholders’ equity	$22,313	$21,970

Sunbelt Rentals Holdings, Inc.
Condensed Consolidated Statements of Cash Flow

	Nine Months Ended January 31,
	2026	2025
Cash flows from operating activities:
Net income	$1,099	$1,224
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,728	1,687
Gain on sales of rental equipment	(43)	(57)
Gain on sales of non-rental equipment	(4)	(13)
Deferred tax expense (benefit)	105	35
Non-cash operating lease expense	126	115
Stock based compensation expense	40	6
Provision for receivable allowances	45	42
Other	10	31
Changes in operating assets and liabilities, net of amounts acquired:
Increase in accounts receivable	(194)	(83)
Decrease (increase) in inventory	(10)	5
Increase in prepaid expenses and other assets	(24)	(71)
Increase in accounts payable	8	—
Decrease in operating lease liabilities	(108)	(100)
Increase in accrued expenses and other liabilities	56	34
Net cash provided by operating activities	$2,834	$2,855
Cash flows from investing activities
Payments for acquisition of businesses, net of cash acquired	(148)	(56)
Proceeds from disposal of business	16	-
Payments for purchases of rental equipment	(1,440)	(2,054)
Payments for purchases of non-rental property and equipment	(279)	(368)
Proceeds from sales of rental equipment	282	304
Proceeds from sales of non-rental property and equipment	31	45
Payments for purchases of intangibles	(3)	(12)
Net cash used in investing activities	$(1,541)	$(2,141)
Cash flows from financing activities
Proceeds from debt	1,103	980
Payments of debt	(993)	(1,102)
Repayments of principal under finance lease liabilities	(13)	(14)
Payment of contingent consideration	-	(12)
Dividends paid	(307)	(387)
Common stock repurchased by the ESOT	(19)	(85)
Common stock repurchased by Ashtead	(1,047)	(88)
Net cash used in financing activities	(1,276)	(708)
Effect of exchange rate changes on cash and cash equivalents	1	(1)
Net increase in cash and cash equivalents	18	5
Cash and cash equivalents at the beginning of period	21	21
Cash and cash equivalents at the end of period	$39	$26

Supplemental disclosure of cash flow information:
Cash paid for interest	$252	$301
Cash paid for income taxes, net	270	379

Sunbelt Rentals Holdings, Inc.
Segment Results

($ in millions)	North America – General Tool	North America – Specialty	United Kingdom
Three months ended January 31, 2026
Equipment rentals	1,410	851	182
Sales of rental equipment	76	16	13
Sales of new equipment, merchandise and consumables	40	30	19
Total revenues	1,526	897	214
Cost of rental equipment sales	(54)	(19)	(10)
Staff costs1)	(330)	(179)	(64)
Depreciation	(353)	(136)	(42)
Other segment items2)	(375)	(292)	(91)
Adjusted segment operating profit	414	271	7
Add Back: Depreciation	353	136	42
Adjusted segment EBITDA	767	407	49
Adjusted segment EBITDA margin	50%	45%	23%

Three months ended January 31, 2025
Equipment rentals	1,388	815	178
Sales of rental equipment	79	16	12
Sales of new equipment, merchandise and consumables	40	22	17
Total revenues	1,507	853	207
Cost of rental equipment sales	(61)	(17)	(8)
Staff costs1)	(298)	(166)	(62)
Depreciation	(349)	(139)	(43)
Other segment items2)	(348)	(262)	(84)
Adjusted segment operating profit	451	269	10
Add Back: Depreciation	349	139	43
Adjusted segment EBITDA	800	408	53
Adjusted segment EBITDA margin	53%	48%	26%

Nine months ended January 31, 2026
Equipment rentals	4,575	2,621	604
Sales of rental equipment	222	60	34
Sales of new equipment, merchandise and consumables	128	96	60
Total revenues	4,925	2,777	698
Cost of rental equipment sales	(180)	(66)	(25)
Staff costs1)	(992)	(531)	(201)
Depreciation	(1,057)	(404)	(132)
Other segment items2)	(1,165)	(879)	(295)
Adjusted segment operating profit	1,531	897	45
Add Back: Depreciation	1,057	404	132
Adjusted segment EBITDA	2,588	1,301	177
Adjusted segment EBITDA margin	53%	47%	25%

Nine months ended January 31, 2025
Equipment rentals	4,512	2,545	589

Sales of rental equipment	258	59	38
Sales of new equipment, merchandise and consumables	129	73	59
Total revenues	4,899	2,677	686
Cost of rental equipment sales	(211)	(62)	(25)
Staff costs1)	(924)	(509)	(195)
Depreciation	(1,034)	(406)	(129)
Other segment items2)	(1,088)	(818)	(279)
Adjusted segment operating profit	1,642	882	58
Add Back: Depreciation	1,034	406	129
Adjusted segment EBITDA	2,676	1,288	187
Adjusted segment EBITDA margin	55%	48%	27%

1) Staff costs comprise salaries and related benefits and pension costs.
2) Other segment items comprise repairs and maintenance, vehicle, facility and other miscellaneous costs.

Dollar Utilization

	As of January 31,
Dollar utilization	2026	2025
North America – General Tool	47%	48%
North America – Specialty	74%	73%
United Kingdom	52%	53%

Adjusted Operating Profit and Adjusted Operating Profit Margin

($ in millions, unless otherwise stated)	Three Months Ended January 31,		Nine Months Ended January 31,
	2026	2025	2026	2025
Operating income	492	532	1,771	1,983
Other expense (income), net	—	5	5	(11)
Amortization of acquired intangibles	29	28	85	86
Stock based compensation expense, net	6	3	40	6
Restructuring costs:1)
Staff costs	2	2	15	2
Impairment	1	—	17	—
Other restructuring costs	9	4	51	4
Adjusted operating profit	539	574	1,984	2,070

Total revenues	2,637	2,567	8,400	8,262
Operating income margin2)	19%	21%	21%	24%
Adjusted operating profit margin	20%	22%	24%	25%
1)Restructuring costs relate to staff, impairment and other costs incurred in relation to the Redomiciliation and U.S. Listing and, in the three and nine months ended January 31, 2026, the operational restructure of the United Kingdom segment.
2)Operating income margin is calculated as operating income divided by total revenues.

Adjusted Pre-tax Profit

($ in millions)	Three Months Ended January 31,		Nine Months Ended January 31,
	2026	2025	2026	2025
Net income	290	325	1,099	1,224
Provision for income taxes	104	105	386	419
Amortization of acquired intangibles	29	28	85	86
Stock based compensation expense, net	6	3	40	6
Restructuring costs:1)
Staff costs	2	2	15	2
Impairment	1	–	17	–
Other restructuring costs	9	4	51	4
Adjusted pre-tax profit	441	467	1,693	1,741
1)Restructuring costs relate to staff, impairment and other costs incurred in relation to the Redomiciliation and U.S. Listing and, in the three and nine months ended January 31, 2026, the operational restructure of the United Kingdom segment.

EBITDA, Adjusted EBITDA, EBITDA margin and Adjusted EBITDA Margin

($ in millions, unless otherwise stated)	Three Months Ended January 31,		Nine Months Ended January 31,
	2026	2025	2026	2025
Net income	290	325	1,099	1,224
Provision for income taxes	104	105	386	419
Interest expense, net	98	107	291	329
Depreciation of rental equipment	460	460	1,385	1,362
Non-rental depreciation and amortization	113	111	343	325
EBITDA	1,065	1,108	3,504	3,659
Stock based compensation expense, net	6	3	40	6
Restructuring costs:(1)
Staff costs	2	2	15	2
Other restructuring costs	9	4	51	4
Adjusted EBITDA	1,082	1,117	3,610	3,671

Total revenues	2,637	2,567	8,400	8,262
Net income margin(2)	11%	13%	13%	15%
EBITDA margin	40%	43%	42%	44%
Adjusted EBITDA margin	41%	44%	43%	44%
1) Restructuring costs relate to staff, impairment and other costs incurred in relation to the redomiciliation and U.S. Listing and, in the three and nine months ended January 31, 2026, the operational restructure of the United Kingdom segment.
2) Net income margin is calculated as net income divided by total revenues.

Adjusted EPS

($)	Three Months Ended January 31,			Nine Months Ended January 31,
	2026		2025	2026	2025
Basic earnings per share	0.69		0.74	2.60	2.80
Amortization of acquired intangibles	0.07		0.07	0.20	0.20
Stock based compensation expense, net	0.01		0.00	0.09	0.01
Restructuring costs:1)
Staff costs	0.00		0.00	0.03	0.00
Impairment	0.00		0.00	0.04	0.00
Other restructuring costs	0.03		0.01	0.12	0.01
Taxation on adjusting items2)	(0.02)		(0.01)	(0.10)	(0.05)
Adjusted EPS	0.78	1	0.81	2.98	2.97

Weighted-average common shares used in per share calculations	417,543,135		436,506,330	422,930,665	436,660,463
1)Restructuring costs relate to staff, impairment and other costs incurred in relation to the Redomiciliation and U.S. Listing and, in the three and nine months ended January 31, 2026, the operational restructure of the United Kingdom segment.
2)Taxation on adjusting items reflects the tax arising in relation to the items detailed above, calculated at the statutory rate of the relevant jurisdiction.

Adjusted Average Net Assets, Adjusted Net Assets and Return on Investment

($ in millions, unless otherwise stated)	As of January 31,
	2026	2025
Net income1)	1,429	1,519
Adjusted operating profit2) 3)	2,529	2,631

Net assets	7,615	7,774
Add back: Net debt	7,605	7,822
Add back: Tax	2,393	2,227
Adjusted net assets	17,613	17,823

Adjusted average net assets	17,636	17,710

Return on investment	14%	15%
1) Net income generated during the preceding twelve-month period.
2) Adjusted operating profit is a non-GAAP measure. Please see above for a reconciliation to net income, the most directly comparable GAAP measure.
3) Adjusted operating profit generated during the preceding twelve-month period.

Free Cash Flow

($ in millions)	Three Months Ended January 31,		Nine Months Ended January 31,
	2026	2025	2026	2025
Net cash provided by operating activities	969	917	2,834	2,855
Payments for purchases of rental equipment	(568)	(536)	(1,440)	(2,054)
Payments for purchases of non-rental property and equipment	(82)	(70)	(279)	(368)
Proceeds from sales of rental equipment	88	89	282	304
Proceeds from sales of non-rental property and equipment	8	15	31	45
Free cash flow	415	415	1,428	782

Net Debt

($ in millions)	As of January 31,
	2026	2025
Total debt1)	7,644	7,848
Cash and cash equivalents	(39)	(26)
Net debt	7,605	7,822
1) Total debt includes outstanding amounts under our ABL Facility and Senior Notes.

Net Leverage

($ in millions)	As of January 31,
	2026	2025
Net income1)	1,429	1,519
Adjusted EBITDA2) 3)	4,697	4,736

Total debt4)	7,644	7,848
Net debt5)	7,605	7,822

Debt to net income ratio	5.4x	5.2x
Net leverage	1.6x	1.7x
1) Net income generated during the preceding twelve-month period.
2) Adjusted EBITDA is a non-GAAP measure. Please see above for a reconciliation to net income, the most directly comparable GAAP measure.
3) Adjusted EBITDA generated during the preceding twelve-month period.
4) Total debt includes outstanding amounts under our ABL Facility and Senior Notes.
5) Net debt is a non-GAAP measure. Please see above for a reconciliation to long-term debt, the most directly comparable GAAP measure.